MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 28, 2001


     The Annual Meeting of Stockholders of MacroChem Corporation (the "Company"), a Delaware corporation, will be held on Thursday, June 28, 2001 at 10:00 a.m. at the offices of Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts, for the following purposes:

     1. To elect six members of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2001.

     3.   To approve the Company's 2001 Incentive Plan.

     4.   To transact other business properly coming before the meeting.

     Stockholders owning Company shares at the close of business on May 11, 2001 are entitled to attend and vote at the meeting.

     We hope that all stockholders will be able to attend the meeting. To assure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the meeting. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY. A postage-prepaid envelope, addressed to American Stock Transfer & Trust Company, the Company's transfer agent and registrar, has been enclosed for your convenience. If you attend the meeting, you may vote your shares in person.

                                            By Order of the Board of Directors,


                                            Bernard R. Patriacca
                                            SECRETARY
Lexington, Massachusetts
June 4, 2001

                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 28 , 2001

     The enclosed proxy is solicited by the Board of Directors of MacroChem Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, June 28, 2001, and at any adjournment thereof.

     Stockholders of record at the close of business on May 11, 2001 will be entitled to vote at the meeting. On that date 25,800,848 shares of common stock of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. The Company has no other voting securities.

     Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. A stockholder may revoke a proxy at any time before it is exercised by written notice to the Company's Secretary prior to the meeting, or by giving to the Company's Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. If a stockholder does not specify in the proxy how the shares are to be voted, they will be voted in favor of the election as Directors of those persons named in the Proxy Statement, the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2001, the approval of the 2001 Incentive Plan, and otherwise in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the meeting.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, who will receive no extra compensation for such services, may solicit proxies by telephone, telecopy, telegraph, or personal calls.

     The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be properly presented at the meeting upon which a vote may be taken, such shares represented by all proxies received by the Board or Directors will be voted with respect thereto in accordance with the judgment of the persons named as the proxies therein.

     The Company's Annual Report to Stockholders for the Company's fiscal year ended December 31, 2000 is being mailed together with Form 10-K and this Proxy Statement to all stockholders entitled to vote at the meeting. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about June 4, 2001.

QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

     Consistent with Delaware law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The six nominees for election as Directors at the meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected the Directors of the Company.

     The election inspectors will count the total number of votes cast "for" approval of Proposal Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on Proposal Nos. 1 - 3.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors has set the number of Directors to be elected for the ensuing year at six. The six Directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2002 and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of the Directors then remaining in office. Officers are elected by and serve at the pleasure of the Board of Directors.

     Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

     All of the nominees are currently Directors: Robert J. Palmisano, Peter G. Martin, Dr. Michael A. Davis, Robert J. DeLuccia, Paul S. Echenberg and John L. Zabriskie. Peter G. Savas, who is now a Director, is not a candidate for re-election. The following table sets forth the year each nominee was elected a Director and the age, positions, and offices presently held by each nominee with the Company:

                                 YEAR FIRST
     NAME             AGE     BECAME A DIRECTOR     POSITION WITH COMPANY
-----------------------------------------------------------------------------

Robert J. Palmisano....56          2001        Chief Executive Officer,
                                               President and Director

John L. Zabriskie......61          2000        Chairman of the Board of
                                               Directors

Peter G.  Martin.......52          1995        Director

Michael A.  Davis......59          1997        Director and Consultant

Robert J. DeLuccia.....55          2000        Director

Paul S. Echenberg......57          2000        Director

     The Board of Directors held five meetings during 2000. All the Company's current Directors attended at least 75 percent of the 2000 meetings of the Board of Directors that they were eligible to attend and of those committees that they were eligible to attend.

     There are two committees of the Board of Directors, an Audit Committee and a Compensation Committee. The Company does not have a nominating committee.

     Mr. Martin (Chairman), Mr. DeLuccia and Mr. Echenberg serve as members of the Audit Committee, which was established to assist the Board of Directors by

(i) reviewing the Company's financial results and recommending the selection of the Company's independent auditors; (ii) reviewing the effectiveness, quality and integrity of the Company's accounting policies and practices, financial reporting and internal controls; and (iii) reviewing the scope of the audit, the fees charged by the independent auditors and any transactions which may involve a potential conflict of interest. The Audit Committee met five times during 2000.

     Dr. Davis (Chairman) and Mr. Savas serve on the Company's Compensation Committee. The Compensation Committee was established for the purpose of (i) determining the compensation of the Company's executive officers, (ii) making awards under the Company's stock option plans, and (iii) making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee met three times during 2000.

BACKGROUND

     The following is a brief summary of the background of each nominee for election as a Director of the Company:

     ROBERT J. PALMISANO has served as the Company's Chief Executive Officer and President and as a Director since April 9, 2001. From 1997 to 2000 he was Chief Executive Officer and Director of Summit Technology, Inc. From 1984 to January 1997, Mr. Palmisano was employed at Bausch and Lomb, Inc., where he served from 1988 to 1996 as Senior Vice President and President of the Eyewear Division. From January 1997 to April 1997, Mr. Palmisano was a private consultant. He holds a B.A. from Providence College.

     JOHN L. ZABRISKIE, PH.D., has served as a Director of the Company since 2000 and as Chairman of the Board of Directors since March 22, 2001. From 1997 to 2000, he was Chairman, President and Chief Executive Officer of NEN Life Science Products, which was sold to Perkin Elmer. In 1994, Dr. Zabriskie became Chairman, President and Chief Executive Officer of Upjohn; he was responsible for Upjohn's merger with the Swedish pharmaceutical company Pharmacia, and became C.E.O. of the merged company. Before his appointment at Upjohn, he spent nearly 30 years with Merck & Company, rising to Executive Vice President and President of Merck Manufacturing Division. He is a member of the Board of Directors of the following publicly traded companies: Biomira Inc. (since 1998); Cubist Pharmaceuticals, Inc. (since 1998); and Kellogg Company (since 1995). Dr. Zabriskie received a B.S. in chemistry from Dartmouth College and a Ph.D. in organic chemistry from the University of Rochester.

     PETER G. MARTIN has served as a Director of the Company since 1995. Since 1990 Mr. Martin has been an independent investment banker and venture capitalist. Prior to 1990 he was a commercial banker. Mr. Martin was initially elected to the Board of Directors as the designee of David Russell, who privately purchased 1 million shares of the Company's Common Stock in 1995. Mr. Russell is no longer entitled to designate a Director of the Company. Mr. Martin received a B.A. and J.D. from Fordham University and an M.B.A. from Columbia University.

     MICHAEL A. DAVIS, M.D., SC.D., has served as a Director of the Company since 1997 and has provided medical and pharmaceutical consulting services to the Company since 1991. Since 1980, Dr. Davis has been Professor of Radiology and Nuclear Medicine and Director of the Division of Radiologic Research at University of Massachusetts Medical School. From 1982 to 1997 Dr. Davis was Adjunct Professor of Surgery at Tufts University School of Veterinary Medicine.

Since 1986, he has been Affiliate Professor of Biomedical Engineering at Worcester Polytechnic Institute. He is also a director of EZ EM, Inc., a public company engaged in supplying oral radiographic contrast media, as well as medical devices. In addition, from February to November 1999 he was President and Chief Executive Officer of Amerimmune Pharmaceuticals, Inc., formerly known as Versailles Capital Corporation, a public company, and its wholly owned subsidiary, Amerimmune Inc., which is engaged in developing drugs relating to the immune system. Since February 1999, Dr. Davis has been a director of both Amerimmune Pharmaceuticals, Inc. and Amerimmune Inc.. Dr. Davis received a B.S. and M.S. from Worcester Polytechnic Institute, an S.M. and Sc.D. from the Harvard School of Public Health, an M.B.A. from Northeastern University and an M.D. from the University of Massachusetts Medical School.

     ROBERT J. DELUCCIA has served as a Director of the Company since 2000. Mr. DeLuccia is currently a director of IBEX Technologies, Inc., a publicly traded biotechnology company developing enzymes for a variety of therapeutic applications. From 1998 through 1999 Mr. DeLuccia was President and Chief Executive Officer and a director of Immunomedics, Inc. Immunomedics is a publicly traded biotechnology company focused on diagnostic and therapeutic products for the detection and treatment of cancer and infectious diseases. From 1994 through 1997, Mr. DeLuccia was President of Sterling Winthrop Pharmaceuticals and Senior Vice President of Sanofi Winthrop, Inc. Sanofi Winthrop Inc. was then the U.S. subsidiary of Sanofi (now Sanofi-Synthelabo), based in Paris, France. Sanofi Winthrop focused on a wide range of cardiovascular, thrombosis, rheumatoid arthritis, analgesics and oncology products as well as a full line of parenteral products in a proprietary drug delivery system. From 1984 through 1994, Mr. DeLuccia was also with Sterling Drug as a Vice President in a variety of marketing roles prior to the company's sale by Eastman Kodak to Sanofi. From 1974 through 1981 Mr. DeLuccia held sales, marketing and general management positions at Pfizer, Inc. Mr. DeLuccia holds both an M.B.A. and a B.S. in marketing from Iona College.

     PAUL S. ECHENBERG has served as a Director of the Company since 2000. Since 1997 he has been the President and Chief Executive Officer of Schroders & Associates Canada, Inc. and a director of Schroder Ventures Limited. These firms provide merchant banking advisory services to a number of Canadian buy-out funds. He is a director of the following companies: EZ EM, Inc., a supplier of oral radiographic contrast media and medical devices; Cedara Software Inc.; Benvest Capital Inc., a merchant bank that he founded; and Shirmax Fashions Ltd. From 1989 through 1997, Mr. Echenberg was President of Eckvest Equity, Inc., a private merchant bank providing consulting and personal investment services. From 1970 to 1989, he was President and Chief Executive Officer of Twinpak, Inc., a manufacturer of plastic packaging, and from 1982 to 1989 was Executive Vice President of CB Pak, Inc., a publicly traded plastic, glass and packaging company. Mr. Echenberg received a B.Sc. from McGill University and an M.B.A. from Harvard Business School.

EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and their positions with the Company are as follows:

         NAME          AGE                POSITION WITH COMPANY
-------------------------------------------------------------------------------

Robert J. Palmisano.....56   Chief Executive Officer, President and Director
Bernard R. Patriacca....57   Vice President, Chief Financial Officer, Treasurer
                             and Secretary
Paul J.  Schechter......61   Vice President, Drug Development & Regulatory
                             Affairs
Melvin A. Snyder........58   Vice President, Market Development

     The following is a brief summary of the backgrounds of Mr. Patriacca, Dr. Schechter and Mr. Snyder. The background of the Company's other executive officer, Mr. Palmisano, is summarized above.

     BERNARD R. PATRIACCA, C.P.A., the Company's Vice President, Chief Financial Officer, Treasurer and Secretary since April 23, 2001, was from 1997 to 2001 Vice President and Controller of Summit Technology, Inc. From 1994 to 1997, he served as Vice President of Errands Etc., Inc., a privately held homeowners' personal service company. From 1991 to 1994, Mr. Patriacca held senior financial management positions at several privately held consumer services companies. From 1973 to 1991, he was employed in various capacities at Dunkin Donuts, Inc., including Chief Financial Officer and Director. Mr. Patriacca received a B.S. and an M.B.A. from Northeastern University.

     PAUL J. SCHECHTER, M.D., PH.D., the Company's Vice President, Drug Development and Regulatory Affairs since May 1998, was from 1973 to 1990 with Merrell Dow Research Institute, where he attained the position of Vice President for Clinical Research. He went on to become Vice President of Fujisawa Pharmaceutical Company from 1990 to 1993. Most recently he served as Senior Vice President, Drug Development with Hybridon, Inc. from 1993 to 1997. Dr. Schechter holds an M.D. and Ph.D. in Pharmacology from the University of Chicago and a B.S. from Columbia University, College of Pharmacy.

     MELVIN A. SNYDER, the Company's Vice President for Market Development since October 20, 2000, was from June 1999 until October 2000 consulting director of business development of the Company. From 1998 until 1999 he was Vice President of Marketing and Business Development at Immunomedics, and between 1995 and 1998 he was a consultant to several pharmaceutical companies including Immunomedics. Between 1975 and 1995, he was President of ProClinica Inc., a marketing communications and licensing-support company. Mr. Snyder holds a bachelor's degree from Lehigh University.

                                 PROPOSAL NO. 2

                 ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

     Unless otherwise directed by the stockholders, the persons named in the enclosed proxy will vote to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2001. A representative of Deloitte & Touche LLP is expected to be present at the meeting, and will have the opportunity to make a statement and answer appropriate questions from stockholders.

                                 PROPOSAL NO. 3

                         APPROVAL OF 2001 INCENTIVE PLAN

GENERAL

     The Board of Directors believes that it is in the best interests of the Company to attract, retain and motivate high-quality personnel for the Company. Accordingly, on March 22, 2001, the Board of Directors adopted, subject to stockholder approval, the MacroChem Corporation 2001 Incentive Plan (the "Incentive Plan"). A total of 1,200,000 shares of Common Stock may be issued under the Incentive Plan. Options to purchase an aggregate of 57,000 shares of Common Stock at an exercise price of $3.02 per share have been granted under the Incentive Plan to four non-officer employees, subject to stockholder approval of the Incentive Plan. On May 21, 2001, the fair market value of the Company's Common Stock was $8.74 per share. The benefits or amounts that will be granted in the future under the 2001 Plan are not determinable.

     Under the Company's 1984 Incentive Stock Option Plan and 1984 Non-Qualified Stock Option Plan (the "1984 Plans"), options to purchase a total of 622,100 shares of Common Stock were outstanding at March 31, 2001. No additional options may be granted under the 1984 Plans.

     Under the Company's 1994 Equity Incentive Plan, options to purchase a total of 3,585,945 shares of Common Stock were outstanding at March 31, 2001, leaving no shares currently available for future grants of options and other awards. Additional awards may be granted under the 1994 Plan with respect to shares that become available through the forfeiture of previously granted awards and similar events, but no award may be granted under the 1994 Plan after February 11, 2004.

     The material features of the Incentive Plan are described below under "Summary of Incentive Plan." The summary is qualified in its entirety by reference to the express provisions of the Incentive Plan, a copy of which may be obtained from the Company free of charge upon request to the Secretary of the Company.

SUMMARY OF INCENTIVE PLAN

     The purpose of the Incentive Plan is to advance the interests of the Company by giving stock-based incentives or incentives based on performance criteria to selected employees, directors and other persons or entities who provide services to the Company or any affiliate.

     The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Shares reserved for issuance under the Incentive Plan are subject to adjustment for stock dividends and similar events. The Incentive Plan provides for the grant by the Compensation Committee of stock options (both incentive stock options and nonstatutory options), stock appreciation rights, restricted stock, unrestricted stock, deferred stock, convertible securities and performance awards, as well as loans or cash payments intended to help defray the cost of other awards. Awards under the Incentive Plan may also include provision for the payment of dividend equivalents with respect to the shares subject to the awards. All key employees of the Company and other persons or entities (including non-employee directors of the Company) who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company are eligible to participate in the Incentive Plan. There are currently 4 executive officers, 6 directors who are not executive officers and approximately 31 employees who are not executive officers eligible to participate in the Incentive Plan. The maximum number of shares with respect to which stock options and stock appreciation rights may be granted to any one participant in any calendar year is, in the case of each such type of award, 600,000 shares. No more than $1 million may be paid to any individual with respect to a cash performance award; in applying this limit, cash performance awards to the same individual that are determined by reference to one year or shorter performance periods ending in the same fiscal year are aggregated, as are multiple awards determined by reference to multi-year performance periods ending in the same fiscal year. The maximum award opportunity under a non-cash performance award other than a stock option or stock appreciation right is 600,000 shares or their equivalent value in cash.

     The exercise price of stock options will be determined by the Compensation Committee, but in the case of an incentive stock option may not be less than 100% (110% in the case of 10% shareholders) of the fair market value of the shares at the time of grant. The term of each option will be set by the Compensation Committee and each option will be exercisable at such time or times as the Compensation Committee specifies. The option price may be paid in cash or check acceptable to the Company or, if permitted by the Compensation Committee and subject to certain additional limitations, by tendering shares held for at least six months, by using a promissory note, by delivering to the Company an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or by a combination of the foregoing.

     Under the terms of the Incentive Plan, stock appreciation rights ("SARs") are rights entitling the holder upon exercise to receive cash or Common Stock, as the Compensation Committee dertermines, equal to a function (as determined by the Compensation Committee) of the amount by which the Common Stock has appreciated in value since the date of grant. Restricted stock awards consist of Common Stock subject to restrictions that require that the shares be redelivered to the Company if specified conditions are not satisified. A deferred stock award consists of a promise to deliver Common Stock or other securities in the future on specified terms. A performance award is an award subject to performance criteria. Performance awards may consist of awards intended to qualify for the performance-based exception under Section 162(m) of the Internal Revenue Code and awards that are not intended to qualify for that exception. In the case of a performance award intended to qualify for the exception, the performance criteria to which the award is subject must consist of objectively determinable measures of performance relating to any of the following (determined on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; technology licensing; licensing of particular products; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A performance critierion measure and targets with respect thereto determined by the Compensation Committee need not be based upon an increase, a positive or improved result or avoidance of loss.

     Except as otherwise provided by the Compensation Committee, if a participant dies, options and SARs exercisable immediately prior to death may be exercised during a period of one year following such death (or for the remainder of their original term, if less) and options and SARs not exercisable at a participant's death terminate.

     In the case of termination of a participant's association with the Company for reasons other than death, options and SARs generally remain exercisable, to the extent they were exercisable immediately prior to termination, for six months (or for the remainder of the original term, if less). If a participant's employment terminates as a result of retirement at or after age 65, retirement at or after age 55 and with at least ten years of continuous employment, or as a result of disability as determined by the Company, or if the services of a non-employee director who is a participant are terminated, the exercisable portion of the option will continue to be exercisable for the original term of the option. If any such association is terminated due to the participant's discharge for cause which in the opinion of the Compensation Committee casts such discredit on the participant as to justify immediate termination of any award under the Incentive Plan, such participant's options and SARs shall terminate immediately on cessation of association.

     Except as otherwise provided by the Compensation Committee, outstanding awards of restricted shares must be transferred to the Company upon a participant's death or other termination of employment and, similarly, deferred share grants, performance awards and supplemental awards to which a participant is not irrevocably entitled will be forfeited.

     In the event of certain acquisitions of the Company or its assets or a liquidation of the Company, all outstanding awards will terminate as of the effective date of the transaction, unless assumed. Prior to the effective date of the transaction, each outstanding option and SAR that is not being assumed (or for which a substitute award is not being guaranteed) in the transaction will become exercisable in full. The Compensation Committee may in its sole discretion remove certain conditions on outstanding awards in connection with such transaction or place restrictions on amounts delivered or paid in connection with such transaction with respect to stock subjest to restrictions under the Incentive Plan.

     Awards may generally be transferred only by will or by the laws of descent and distribution. However, options awarded to employees or Directors which are not incentive stock options may be transferred (for no consideration) by a participant to the spouse, children or grandchildren of the participant, a trust or trusts for the exclusive benefit of such family members, or a partnership in which such family members are the only partners, provided there is no consideration for any such transfer. Any subsequent transfer would be similarly restricted.

     No award may be granted under the Incentive Plan after March 22, 2011, but awards previously granted may be extended beyond that date. Subject to a requirement that stockholder approval be obtained for certain actions requiring stockholder approval under the Internal Revenue Code's incentive stock option rules and rules limiting deductions for non-performance based compensation, the Compensation Committee may extend or terminate the Incentive Plan at any time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary of certain federal income tax consequences associated with stock option grants under the Incentive Plan does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Incentive Plan, nor does it cover state, local or non-U.S. taxes.

     INCENTIVE STOCK OPTIONS. In general, an optionee realizes no taxable income for regular income tax purposes upon the grant or exercise of an incentive stock option ("ISO") under Section 422 of the Internal Revenue Code of 1986, as amended (the "IRC"). However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. In the case of a sale to an unrelated party for a price less than the value of the shares at the time of exercise, this ordinary income is normally capped by the gain on the sale, if any. Any gain recognized in the disposition in excess of the ordinary income amount is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

     In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a nonstatutory option (see below). A special rule applies in the case of termination of employment by reason of permanent disability. ISOs are also treated as nonstatutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of the grant) in excess of $100,000.

     NONSTATUTORY STOCK OPTIONS.In general, in the case of a nonstatutory option
(i) the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; (ii) a corresponding deduction is available to the Company; and (iii) upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

     MISCELLANEOUS. Under the so-called "golden parachute" provisions of the IRC, the grant, vesting or accelerated exercisability of awards in connection with a change of control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

     The Company's ability to claim a deduction in connection with awards under the Incentive Plan may be further limited by Section 162(m) of the IRC, which restricts to $1 million the amount a public corporation may deduct for certain remuneration paid in any year to any of its top five officers. Certain forms of remuneration are eligible for a performance-based exception to the $1 million limit, including compensation associated with the exercise of non-discounted stock options, or with payments or distributions under performance awards, that are granted pursuant to shareholder-approved plans and that meet certain other requirements.

     The foregoing description of tax consequences presupposes stock options that are exercisable for unrestricted stock. In the case of an option exercisable for stock that upon exercise is subject to substantial risk of forfeiture, the income (including alternative minimum taxable income, if any) associated with the exercise, and any associated employer deduction, would generally be deferred until the substantial risk of forfeiture lapsed and would be measured by the excess of the fair market value of the Common Stock at that time over the exercise price, unless the employee or other service provider made a so-called "83(b) election" within thirty days of the exercise. It is unclear whether an "83(b) election) would affect the timing or measurement of any ordinary income recognized upon premature disposition of restricted shares acquired upon exercise of an ISO.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the approval of the Incentive Plan will promote the interests of the Company and the stockholders and recommends that the stockholders vote "FOR" this proposal to adopt the Incentive Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented and voting is required for adoption of the Incentive Plan.

                    BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of March 30, 2001, certain information concerning ownership of the Company's common stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock, (ii) each of the Company's Directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table under "Executive Officers' Compensation" above and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

NAME AND ADDRESS                           NUMBER OF SHARES      PERCENTAGE
OF BENEFICIAL OWNER (1)                   BENEFICIALLY OWNED      OF CLASS
-------------------------------------------------------------------------------
Carlos M. and Pierrette E. Samour(2)(3)....... 1,339,337             5.3%
Alvin J. Karloff(2)(3)........................ 1,180,000             4.6%
Robert J. Palmisano(2)........................   310,000             *
Peter G. Martin(2) ...........................    80,270             *
Michael A. Davis(2)...........................    45,000             *
Robert J. DeLuccia(2).........................    26,933             *
Paul S. Echenberg(2)..........................    25,333             *
Peter G. Savas(2).............................    31,333             *
John L. Zabriskie(2)..........................   114,577             *
Paul J. Schechter(2)(3).......................   230,000             *
Kenneth L Rice(2)(3)..........................    81,500             *
Melvin A. Snyder(2)(3)........................    60,000             *
Peter Janssen................................. 1,396,577             5.5%
   1780 Route 106
   Muttontown, NY 11791
All Directors and Officers as a Group
    (11 persons) (2)(3)....................... 3,524,283            13.8%
-------------------------------------------------------------------------------
* Less than one percent (1%).
(1) The address of Dr. Samour, Mrs. Samour, Mr. Karloff, Mr. Palmisano, Mr. Martin, Dr. Davis, Mr. DeLuccia, Mr. Echenberg, Mr. Savas, Mr. Zabriskie, Dr. Schechter, Mr. Rice and Mr. Snyder is c/o the Company, 110 Hartwell Avenue, Lexington, Massachusetts 02421.
(2) Includes the following numbers of shares issuable upon the exercise of stock options exercisable within 60 days: Dr. and Mrs. Samour-915,580; Mr. Karloff-1,060,000; Mr. Palmisano-310,000; Mr. Martin-80,000; Dr.
     Davis-41,000; Mr. DeLuccia-23,333; Mr. Echenberg-23,333; Mr. Savas-23,333;
     Mr. Zabriskie-10,000; Dr. Schechter-230,000; Mr. Rice-80,000; Mr. Snyder-60,000.
(3) Does not include the following numbers of vested shares in the Company's 401(k) Plan contributed by the Company to match portions of cash contributions by the following Plan participants: Dr. and Mrs. Samour-2,636; Mr. Karloff-2,815; Dr. Schechter-2,815; Mr. Rice-753.

                     COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth the compensation earned by or paid or awarded to Dr. Samour, Mr. Karloff and Dr. Schechter during each of the three fiscal years ended December 31, 2000 and to Mr. Rice during each of the two fiscal years ended December 31, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                                Long Term
                                         Annual Compensation                               Compensation Awards
---------------------------------------------------------------------------------------------------------------------
                                                                Other Annual    Securities Underlying     All Other
Name and Principal                        Salary      Bonus     Compensation           Options          Compensation
Position                     Year            $        $(1)          $(2)                  #                 $(3)
---------------------------------------------------------------------------------------------------------------------

Carlos M.  Samour            2000(4)     275,000(8)  27,000         5,444              100,000            2,854
    Former Chairman,         1999        250,000     45,000        10,606                -----            5,000
    Scientific Director      1998        237,538     42,757        10,889                -----            5,000

 Alvin J.  Karloff(5)        2000        275,000     54,000        13,043              100,000            5,250
    Chief Executive Officer, 1999        250,000     45,000        10,955                -----            5,000
    President and Chairman   1998        237,563     42,761        13,453                -----            5,000
    of the Board of
    Directors

Paul J.  Schechter           2000        203,333       -----          753                -----            5,250
    Vice President,          1999        182,500       -----        -----               50,000            5,000
    Drug Development         1998(6)     116,667       -----          392              180,000            5,000
    & Regulatory Affairs

Kenneth L. Rice              2000         165,000      -----        2,906               30,000            2,475
    Vice President, Chief    1999(7)       61,875      -----          730                -----            -----
    Financial Officer,
    Treasurer & Corporate
    Secretary

---------------------------------------------------------------------------------------------------------------------

(1) Since March 1992, Dr. Samour and Mr. Karloff have each received, in lieu of retirement benefits, annual payments equal to eighteen percent of their salaries.
(2) Includes amounts paid for taxable group term life insurance. Also includes for Dr. Samour and Mr. Karloff a monthly automobile allowance of $799, plus a health insurance benefit equal to the annual premium each individual pays under separate health insurance policies maintained by their former employers, which health insurance benefit is paid in lieu of any other health, medical or retirement benefits.
(3) Represents the dollar value of Company contributions to the Company's 401(k) Retirement Plan, which are made in its common stock.
(4) Dr. Samour resigned as Chairman of the Board of Directors and Scientific Director on May 17, 2000.
(5) Mr. Karloff resigned as Chief Executive Officer, President and Director on April 9, 2001.
(6)  Dr. Schechter's employment commenced on May 1, 1998.
(7) Mr. Rice's employment commenced on August 16, 1999. He resigned as an officer on April 13, 2001.
(8)  Includes $125,000 in consulting fees paid to Dr. Samour in 2000.

STOCK OPTIONS

     The following table provides information concerning the grant of stock options during 2000 under the Company's 1994 Equity Incentive Plan to Dr. Samour, Mr. Karloff and Mr. Rice (no stock options were granted during 2000 to Dr. Schechter):

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants
                            --------------------------
                                                                                       Potential
                                                                                      Realizable
                                                                                         Value
                                                                                       at Assumed
                                                                                      Annual Rates
                     Number of     % of Total                                       of Stock Price
                    Securities       Options       Exercise                        Appreciation for
                    Underlying      Granted to     or Base                            Option Term
                     Options       Employees in     Price      Expiration         5%            10%
   Name             Granted (#)     Fiscal Year     ($/Sh)       Date             ($)           ($)
--------------------------------------------------------------------------------------------------------
Carlos M. Samour    100,000(1)        14.8           6.50       5/17/10          408,782     1,035,933
Alvin J. Karloff    100,000(2)        14.8           6.50       5/17/10          408,782     1,035,933
Kenneth L. Rice      30,000(3)         4.5           5.00      10/23/10           94,334       239,061
---------------------------------------------------------------------------------------------------------

(1) The options granted to Dr. Samour were granted in May 2000 at an exercise price of $6.50 per share. The options expire ten years from the date of grant and vest immediately.
(2) The options granted to Mr. Karloff were granted in May 2000 at an exercise price of $6.50 per share. The options expire ten years from the date of grant and vest immediately.
(3) The options granted to Mr. Rice were granted in October 2000 at an exercise price of $5.00 per share. The options expire ten years from the date of grant and vest immediately.

     The following table provides information concerning option exercises during the fiscal year ended December 31, 2000 and unexercised options held by Dr. Samour, Mr. Karloff, Dr. Schechter and Mr. Rice as of December 31, 2000:

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        Number of Securities   Value of Unexercised
                                                       Underlying Unexercised      In-The-Money
                      Shares Acquired       Value           Options at             Options at
                      On Exercise (#)     Realized ($)   Fiscal Year-End #     Fiscal Year-End $ (1)
-----------------------------------------------------------------------------------------------------
                                                           Exercisable/           Exercisable/
Name                                                      Unexercisable          Unexercisable
-----------------------------------------------------------------------------------------------------

Carlos M.  Samour(2)(3)       0                0          795,080/     NA       1,262,863/NA
Alvin J.  Karloff(4)     10,000            4.375        1,170,000/     NA       3,160,787/NA
Paul J.  Schechter            0                0          145,000/ 85,000               0/ 0
Kenneth L. Rice               0                0           80,000/100,000               0/ 0
-----------------------------------------------------------------------------------------------------

(1) The value of Dr. Samour's, Mr. Karloff's, Dr. Schechter's and Mr. Rice's in-the-money unexercised options at the end of the fiscal year ended December 31, 2000 was determined by multiplying the number of options held by the difference between the market price of the Common Stock underlying the options on December 29, 2000 ($4.9616 per share) and the exercise price of the options granted.


                                       14

(2) Does not include options to purchase 120,500 shares of Common Stock granted to Pierrette Samour, Dr. Samour's wife, of which he is deemed to have beneficial ownership. If such 120,500 options were included, Dr. Samour would be deemed to have had a total of 435,580 exercisable in-the-money options as of December 29, 2000, the value of which would have been $1,355,523.
(3) In June 2000 the Board of Directors voted to extend from March 1, 2001 to March 31, 2003 the final exercise date for Dr. Samour to exercise options to purchase 140,000 shares at $0.4375 per share.
(4) In June 2000, the Board of Directors voted to extend from March 1, 2001 to March 31, 2003 the final exercise date for Mr. Karloff to exercise options to purchase 480,000 shares at $0.4375 per share.

DIRECTORS' COMPENSATION

     Each non-employee Director of the Company receives compensation of $12,000 annually, $1,000 per regular meeting attended, $500 for each special, telephone or committee meeting attended and reimbursement of travel expenses in connection with attending meetings of the Board of Directors. Mr. Palmisano does not receive any additional compensation for his service as Director. During 2000 ten-year stock options were granted to non-employee Directors as follows: Dr. Davis and Mr. Martin - 30,000 exercisable at $6.50 per share, vested immediately, and 20,000 exercisable at $5.1875 per share, vesting as to 10,000 shares on each of May 26, 2001 and May 26, 2002; Messrs. DeLuccia, Echenberg and Savas - 50,000 exercisable at $5.1875 per share, of which 10,000 shares vested immediately, and vesting as to 13,333 shares on each of May 26, 2001, May 26, 2002 and May 26, 2003.

     The Company currently compensates Dr. Davis at the rate of $5,000 per month for medical and pharmaceutical consulting services.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Company had an employment agreement of indefinite length effective as of November 1, 1992 with Mr. Karloff, who resigned on April 9, 2001. As of the date of his resignation he was receiving the following pursuant to the agreement: compensation at the annual rate of $300,000, a monthly automobile allowance of $500 net of taxes and a payment, in lieu of retirement benefits, equal to 18% of his base salary. The agreement precludes Mr. Karloff from competing with the Company for a period of two years after his employment, and from disclosing confidential information. Pursuant to action taken by the Board of Directors, Mr. Karloff is being paid the following during the one-year period following April 9, 2001: compensation at the annual rate of $300,000, a monthly automobile allowance of $800, a monthly payment, in lieu of retirement benefits, of $4,500, and a monthly payment of $250 as health insurance reimbursement.

     In May 2000 the Company's Board of Directors voted to pay Mr. Karloff a bonus of $75,000 upon the earlier of payment of a bonus to a new Chief Executive Officer or the signing of a license agreement by the Company for one of its products.

     The Company has entered into an employment agreement of indefinite length effective as of April 9, 2001 with Mr. Palmisano. The agreement provides for annual compensation of $365,000 and for the payment of a target bonus of 50% of base compensation for a given year, upon the achievement of certain performance goals. For the year ending December 31, 2001, Mr. Palmisano will receive a guaranteed bonus equal to 35% of the actual base salary he receives during 2001, and an additional bonus equal to up to 15% of the actual base salary received during 2001, upon the achievement of certain performance goals. The agreement also provides for a monthly automobile allowance of $1,000. Further, the agreement provides for the payment of 12 months' annual salary and bonus in the event he is terminated without cause. The agreement also precludes Mr. Palmisano from competing with the Company during his employment and for a period of one year thereafter, and from disclosing confidential information.

     If a change of control occurs and thereafter the Company terminates Mr. Palmisano's employment other than for cause or Mr. Palmisano terminates his employment for "good reason," then in lieu of payment of 12 months' annual salary and bonus, the Company must pay him within 30 business days of such termination a lump sum equal to three times the sum of his then annual base salary and the greater of the bonus compensation earned by him for the most recently completed fiscal year and his target bonus for the fiscal year during which termination occurs.

     Pursuant to the employment agreement, Mr. Palmisano was granted stock options for the purchase of 1,000,000 shares of the Company's Common Stock at $3.02 per share. Options for 310,000 shares vested immediately, and options for the remaining shares vest at the rate of 230,000 shares on April 9 in each of 2002, 2003 and 2004.

     The Company has entered into an employment agreement of indefinite length effective as of April 23, 2001 with Mr. Patriacca. The agreement provides for annual compensation of $165,000 and for the payment of six months' salary in the event he is terminated without cause. The agreement also precludes Mr. Patriacca from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

     The Company has entered into an employment agreement of indefinite length effective as of June 8, 1999 with Dr. Schechter. The agreement currently provides for annual compensation of $210,000 and for the payment of six months' salary in the event he is terminated without cause. In addition, the agreement precludes Dr. Schechter from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

     The Company has entered into an employment agreement of indefinite length effective as of November 16, 2000 with Mr. Snyder. The agreement provides for annual compensation of $185,000 and for the payment of six months' salary in the event he is terminated without cause. The agreement also precludes Mr. Snyder from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

     The Company had an employment agreement of indefinite length effective as of August 18, 1999 with Mr. Rice, who resigned on April 13, 2001. The agreement precludes Mr. Rice from competing with the Company for a period of two years after his employment, and from disclosing confidential information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Dr. Davis (Chairman) and Mr. Savas.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors consists of Dr. Davis (Chairman) and Mr. Savas. The Committee's responsibilities include determining the compensation of the Company's executive officers, making awards under the Company's stock option plans and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. No member of the Committee was an officer or employee of the Company during the year ended December 31, 2000.

     The Company's executive compensation programs reflect input from the Company's Chief Executive Officer. The Compensation Committee reviews his proposals concerning executive compensation and makes a final determination or recommendation concerning the scope and nature of compensation arrangements. The action or recommendation of the Committee is reported to the Company's entire Board of Directors.

CEO COMPENSATION

     During 2000, the Company and Mr. Karloff were parties to an employment agreement with a 2000 base salary at an annual rate of $250,000, from January 1 through June 30 and at an annual rate of $300,000 thereafter, compared with a 1999 base salary of $250,000. Under the contract, during 2000 Mr. Karloff also received payments equal to 18% of base salary in lieu of receiving certain benefits from the Company. These payments were not related to the Company's performance during the period.

     In May 2000, upon the recommendation of the Committee, the Board of Directors granted Mr. Karloff a stock option to purchase 100,000 shares of the Company's Common Stock at an exercise price of $6.50 per share, vesting immediately. Also in May 2000, in recognition of his accomplishments, the Board of Directors increased his compensation to an annual rate of $300,000, effective on July 1, 2000, and voted to pay him a bonus of $75,000 upon the earlier of payment of a bonus to a new Chief Executive Officer or the signing of a License Agreement by the Company for one of its products. In June 2000 the Board of Directors extended from March 1, 2001 to March 31, 2003 the final exercise date for Mr. Karloff to exercise options to purchase 480,000 shares at $0.4375 per share. The option grant and the other actions were, in part, compensation for the accomplishments of Mr. Karloff during the period from May 1998 to June 2000. During this period, Mr. Karloff, among other things, oversaw the hiring of additional top-level personnel, the continuation of major clinical trials of a topical formulation for erectile dysfunction and the conduct of clinical studies with SEPA formulations in combination with specific drugs for a variety of other applications. No specific weight was assigned to any of these accomplishments by the Committee.

EXECUTIVE OFFICERS' COMPENSATION

     The Company maintains compensation and incentive programs designed to motivate, retain and attract capable management. Mr. Patriacca, Dr. Schechter and Mr. Snyder are also parties to employment contracts with the Company described elsewhere in the Proxy Statement. The compensation levels provided for in the Company's employment contracts with its executive officers are determined subjectively, but reflect consideration of the compensation levels of comparable companies, the achievements and potential of the officer and negotiations with the officer.

     Ongoing executive officer compensation is determined subjectively, in that the Chief Executive Officer provides recommendations to the Compensation Committee for the proposed remuneration of the Company's officers based on his perception of those individuals' performance against objectives jointly formulated by the Chief Executive Officer and the officers, any change in their functional responsibilities, their potential to contribute to the success of the Company and the compensation levels provided to officers of comparable companies. No specific weights have been assigned to these factors by the Committee.

     Officer compensation is generally composed of cash compensation and grants of options under the Company's stock option plans. There is no set formula for the award of stock options to individual executives. Factors considered in making option awards include prior grants to the officer, the importance of retaining the officer's services, the officer's potential to contribute to the success of the Company and the officer's past contributions to the Company.


Dated:  June 4, 2001                                     COMPENSATION COMMITTEE

                                                         Dr. Michael A. Davis
                                                         Peter G. Savas

PERFORMANCE GRAPH

     The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on $100 invested in the Company's common stock for the five-year period from December 31, 1995 through December 31, 2000 with similar investments in the NASDAQ Stock Market (U.S.) Index of companies and a New Peer Group of four companies that provide services similar to those provided by the Company: Cellegy Pharmaceuticals, Inc., NexMed, Vivus and Zonagen, Inc. The New Peer Group replaces the Old Peer Group used in the Company's Proxy Statement for the Annual Meeting of Stockholders held in 2000: Cellegy Pharmaceuticals, Inc., Noven Pharmaceuticals Inc., Vivus and Zonagen, Inc. NexMed has been added because it more closely resembles the Company in size, focus and character of its activities. Noven Pharmaceuticals Inc. has been deleted because it bears less of a resemblance to the Company in the size, focus and character of its activities. [OBJECT OMITTED]


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG MACROCHEM CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX,
                     A NEW PEER GROUP AND AN OLD PEER GROUP

                           12/95    12/96     12/97    12/98    12/99     12/00


MacroChem Corporation       $100   $162.50   $228.13  $210.94  $104.70   $ 64.08
New Peer Group(1)           $100   $112.30   $ 81.91  $ 44.69  $ 27.82   $ 31.70
Old Peer Group(2)           $100   $116.12   $ 76.78  $ 44.39  $ 56.64   $ 94.86
NASDAQ Stock Market (U.S.)  $100   $123.04   $150.69  $212.51  $394.94   $237.68
---------------------------
(1) New Peer Group Companies: Cellegy Pharmaceuticals, Inc., NexMed, Vivus and Zonagen, Inc.
(2) Old Peer Group Companies: Cellegy Pharmaceuticals, Inc., Noven Pharmaceuticals Inc., Vivus and Zonagen, Inc.

                            REPORT OF AUDIT COMMITTEE

     The Audit Committee of the Board of Directors currently consists of three directors, Mr. Martin (Chairman), Mr. DeLuccia and Mr. Echenberg, all of whom are independent directors as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(14). The duties of the Audit Committee are (i) to review with management and the independent auditors the scope and results of any and all audits, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of MacroChem's financial statements, and any comments by the independent auditors on MacroChem's policies and procedures with respect to internal accounting, auditing and financial controls and (ii) to make recommendations to the board of directors on the engagement of the independent auditors. The Board of Directors has adopted a written charter of the Audit Committee, a copy of which is included as an Appendix to this Proxy Statement.

     Consistent with its duties, the Audit Committee has reviewed and discussed with the Company's management the audited financial statements for the year ended December 31, 2000. Deloitte & Touche LLP issued their unqualified report dated March 9, 2001 on MacroChem's financial statements.

     The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, "COMMUNICATION WITH AUDIT COMMITTEES." The Audit Committee has discussed with Deloitte & Touche LLP its independence as an auditor. The Audit Committee has also considered whether Deloitte & Touche LLP's provision of non-audit services is compatible with its independence.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that MacroChem's audited financial statements for the year ended December 31, 2000 be included in the Annual Report on Form 10-K for the fiscal year then ended.


                                                      Audit Committee
                                                      of the Board of Directors

                                                      Peter G. Martin
                                                      Robert J. DeLuccia
                                                      Paul S. Echenberg


June 4, 2001

                             AUDIT AND RELATED FEES

AUDIT FEES

     The aggregate fees billed by Deloitte & Touche LLP for professional services for the audit of the Company's annual consolidated financial statements for 2000 and the review of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for 2000 were $69,880.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by Deloitte & Touche LLP to the Company for financial information systems design and implementation for 2000.

ALL OTHER FEES

     The aggregate fees billed to the Company for all other services rendered by Deloitte & Touche LLP for 2000 were $30,070.

     The Audit Committee has determined that the provision of services described above for (a) financial information systems and implementation fees and (b) all other fees is compatible with maintaining Deloitte & Touche LLP's independence.

                          NO INCORPORATION BY REFERENCE

     In the Company's filings with the SEC, information is sometimes "incorporated by reference". This means that the Company is referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the Report of Compensation Committee, the Performance Graph of this Proxy Statement and the Report of Audit Committee specifically are not incorporated by reference into any other filings with the SEC.

     This Proxy Statement is sent to you as part of the proxy materials for the 2001 Annual Meeting of Stockholders. You may not consider this Proxy Statement as material for soliciting the purchase or sale of the Company's Common Stock.

                              STOCKHOLDER PROPOSALS

     In order for the Company to consider stockholder proposals for inclusion in the proxy material for the Annual Meeting to be held in 2002, the Company must receive them on or before February 2, 2002. The Company suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company at MacroChem Corporation, 110 Hartwell Avenue, Lexington, MA 02421-3134.

     Under the Company's By-Laws, stockholders who wish to make a proposal at the Annual Meeting to be held in 2002, other than one that will be included in the proxy materials, must notify the Company no earlier than March 30, 2002 and no later than May 1, 2002. If a stockholder who wishes to present a proposal fails to notify the Company by May 1, 2002, any proxy that management solicits for the Annual Meeting in 2002 will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

                              FINANCIAL INFORMATION

     The audited financial statements and related financial and business information of the Company as of December 31, 2000 and 1999 and each year in the three-year period ended December 31, 2000 are contained in the Company's Annual Report on Form 10-K.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10 percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 2000 all filing requirements applicable to its officers, directors, and such 10 percent beneficial owners were complied with.

                                  MISCELLANEOUS

     Management does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

          A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, EXCLUSIVE OF EXHIBITS, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MACROCHEM CORPORATION, 110 HARTWELL AVENUE, LEXINGTON, MASSACHUSETTS 02421, ATTENTION: DIRECTOR, INVESTOR RELATIONS.

                                            By Order of the Board of Directors,


Lexington, Massachusetts                    Bernard R. Patriacca
June 4, 2001                                SECRETARY

MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                   APPENDIX A

                              MACROCHEM CORPORATION

                                 AUDIT COMMITTEE
                                     CHARTER

I.       ORGANIZATION

There shall be a committee of the board of directors to be known as the Audit Committee. The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Inc. when applicable.

II.      STATEMENT OF POLICY

The Audit Committee shall provide assistance to the board of directors with respect to corporate accounting, reporting practices of the company, and the quality and integrity of the financial reports of the company. In so doing, the Audit Committee will maintain free and open means of communication between the directors, the independent auditors, the internal auditors, if any, and the financial management of the company. The company's independent auditors are ultimately responsible to the board of directors and the Audit Committee, as representatives of the company's shareholders.

III.     RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to monitor the corporate accounting and reporting practices of the company.

In carrying out these responsibilities, the Audit Committee will:

    - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the company and its divisions and subsidiaries, if any; and where appropriate replace the independent auditors.

    - Take appropriate action to oversee the independence of the company's outside auditors including the following:

        - Receive from the independent auditors each year a formal written statement delineating all relationships between the auditors and the company consistent with Independent Standards Board Standard 1.

        - Actively engage in a dialogue with the auditors regarding any disclosed relationships or services that may impact the objectivity and independence of the auditors.

    - Meet with the independent auditors and financial management of the company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

    - Review with the independent auditors, the company's internal auditor, if any, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Further, the Audit Committee periodically should review company policy statements to determine their adherence to any code of conduct prescribed by the Board.

    - Review the internal audit function of the company, if any, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

    - Receive prior to each meeting, a summary of findings from completed internal audits, if any, and a progress report on any proposed internal audit plan, if any, with explanations for any deviations from the original plan.

    - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

    - Provide sufficient opportunity for the independent auditors and internal auditors, if any, to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

    - Review accounting and financial function succession planning within the company.

    - Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

    - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.